EXHIBIT 10.2
AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made this 1st day of September, 2021 by and between TITAN MACHINERY INC., a Delaware corporation (the “Company”) and BRYAN J. KNUTSON (“you”).

WHEREAS, the Company and you (collectively, the “parties”) have entered into an Executive Employment Agreement dated September 5, 2018 (“Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the parties agree as follows:

1.Paragraph 7 “Long-Term Equity Incentive” of the Employment Agreement is amended to read as follows:

1.Long-Term Equity Incentive. On June 1 of each year that this Agreement is in effect, or such other date as determined by the Committee, you may be entitled to receive a restricted stock award. The number of shares under each award shall be determined by dividing your annual base salary in effect on the date of grant by the closing sale price of the Company’s stock on the date of grant. Each award shall be granted in accordance with the terms of the Company’s Equity Grant Policy, and will be subject to such terms (including, without limitation, vesting, risk of forfeiture, or similar terms) as shall be recommended by the CEO and approved by the Committee.

1.All other terms and provisions of the Employment Agreement not specifically modified or altered, or not specifically deleted in this Amendment are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

TITAN MACHINERY INC.

By: /s/ Jody Horner
Jody Horner
Chair of the Compensation Committee

/s/ Bryan J. Knutson
Bryan J. Knutson